UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 29, 2025
Travel + Leisure Co.
(Exact name of registrant as specified in its charter)

Delaware	001-32876	20-0052541
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6277 Sea Harbor Drive
Orlando	Florida	32821
(Address of Principal Executive Offices)		(Zip Code)
	(407)	626-5200
(Registrant’s telephone number, including area code)
None (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	TNL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On April 29, 2025, the Board of Directors of Travel + Leisure Co. (the “Company”) appointed Erik D. Hoag as Chief Financial Officer (“CFO”) of the Company, effective May 19, 2025 (the “Transition Date”). Michael A. Hug, the Company’s current CFO, will step down from that role on the Transition Date and continue as an employee of a subsidiary of the Company until his previously announced retirement on June 9, 2025, to facilitate the orderly transition of his duties.

Mr. Hoag, age 52, is joining the Company from Fidelity National Information Services, Inc. (“FIS”), where he has served as Chief Integration Officer since September 2023. Prior to that, Mr. Hoag served as Corporate Executive Vice President and CFO of FIS from November 2022 to August 2023 and Deputy CFO from May 2022 to October 2022. From 2008 to 2022, Mr. Hoag held a variety of management positions of increasing responsibility within FIS’ finance organization. Prior to joining FIS, Mr. Hoag held multiple leadership roles in the finance sector at Bank of America, SunTrust, and HSBC.

Hoag Letter Agreement

Pursuant to the terms of an offer letter, dated April 11, 2025, between Mr. Hoag and the Company (the “Offer Letter”), Mr. Hoag will receive an annual base salary of $650,000 and be eligible to participate in the Company’s annual incentive plan with a target amount equal to 85% of his base salary. Pursuant to the Offer Letter, it is also expected that Mr. Hoag will be granted an annual equity award with a grant date value of $2,500,000 and an additional one-time equity award with a grant date value of $2,225,000. Mr. Hoag will also be eligible to receive perquisites commensurate with other executive officers of the Company, including relocation assistance.

It is also expected that Mr. Hoag will enter into an employment letter agreement with the Company providing that if Mr. Hoag’s employment is terminated by the Company other than for cause, but not including termination due to death or disability (“qualifying termination”), he will be entitled to: (i) a lump sum payment equal to 200% of the sum of his then current base salary plus the highest annual incentive compensation award paid to him with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed his then target incentive compensation award), and (ii) if he elects to continue health plan coverage in accordance with COBRA, the Company will reimburse him for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.

In the event of a qualifying termination by the Company, all of Mr. Hoag’s then outstanding time-based equity awards that would otherwise vest within the one year following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then outstanding performance-based equity incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, with such proration to be based upon the portion of the performance period during which Mr. Hoag was employed by the Company plus 12 months. The provisions of the employment letter agreement relating to equity awards will not supersede or replace any provision or right of Mr. Hoag relating to the acceleration of the vesting of such awards in the event of a change in control or death or disability.

There are no arrangements or understandings between Mr. Hoag and any other persons pursuant to which he was selected as an officer; he has no family relationships with any of the Company’s directors or executive officers; and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01.    Regulation FD Disclosure

A copy of the press release announcing Mr. Hoag’s appointment is attached hereto as Exhibit 99.1. The information in the press release attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.    Financial Statements and Exhibits.
d) Exhibits. The following exhibit is furnished with this report:

Exhibit No.	Description
99.1	Press Release
104	Cover Page Interactive Data File (cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVEL + LEISURE CO.

By: /s/ Thomas M. Duncan
Name: Thomas M. Duncan
Title: Chief Accounting Officer

Date: May 1, 2025